Exhibit 99.1
VERMILLION RECEIVES NASDAQ NOTICE OF NON-COMPLIANCE
FREMONT, Calif., February 27, 2008 — Vermillion, Inc. (NASDAQ: VRML) announced that on February 22, 2008 it received a letter from The NASDAQ Stock Market LLC that indicated the Company is not in compliance with Marketplace Rule 4310(c)(3), which requires it to have (i) a minimum of $2,500,000 in stockholders’ equity; (ii) $35,000,000 in market value of listed securities; or (iii) $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years.
In accordance with Marketplace Rule 4310(c)(8)(C), the Company has been afforded 30 calendar days, or until March 24, 2008, to regain compliance. If, any time prior to March 24, 2008, the market value of listed securities of the Company’s common stock is $35,000,000 or more for a minimum of 10 consecutive business days, NASDAQ may determine that the Company has regained compliance. If the Company does not regain compliance by March 24, 2008, NASDAQ will provide written notification that the Company’s securities are subject to delisting. At that time, the Company may request a hearing before a NASDAQ Listing Qualifications Panel. The Company’s securities would remain listed pending the issuance of a decision by the Panel.
About Vermillion
Vermillion, Inc. is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Vermillion, along with its prestigious scientific collaborators, has ongoing diagnostic programs in oncology, hematology, cardiology and women’s health with an initial focus in ovarian cancer. Vermillion is based in Fremont, California. Additional information about Vermillion can be found on the Web at http://www.vermillion.com.
Vermillion, Inc.
Sue Carruthers
510.505.2297
WeissComm Partners
Daryl Messinger
415.946.1062